CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm as the auditor to the predecessor funds under the caption “Independent Registered Public Accounting Firm”, and to the incorporation by reference of our reports dated October 26, 2009 for Van Kampen Technology Fund, May 18, 2010 for Van Kampen Mid Cap Growth Fund, Van Kampen Small Cap Value Fund, Van Kampen Utility Fund, and Van Kampen Value Opportunities Fund, and February 19, 2010 for Van Kampen Comstock Fund and Van Kampen Enterprise Fund, in the Statement of Additional Information of AIM Sector Funds (Invesco Sector Funds) in this Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A No. 002-85905) of the AIM Sector Funds (Invesco Sector Funds).
ERNST & YOUNG LLP
Chicago, Illinois
November 8, 2010